Exhibit 10.14

FIRST AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This First Amendment to Lease (“Amendment”) dated April 12, 2018, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”), and AXONICS MODULATION TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

II.	RECITALS.

On November 30, 2017, Landlord and Tenant entered into a lease (“Lease”) for space in a building located at 26 Technology Drive, Suite 100, Irvine, California (“Premises”).

Landlord and Tenant each desire to modify the Lease to provide an additional allowance for the Tenant Improvements as set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A. Additional Allowance. In addition to Landlord’s Maximum Contribution set forth in Exhibit X to the Lease, Work Letter, Landlord shall make available to Tenant an amount not to exceed $91,000.00 (“Additional Contribution”) to be utilized by Tenant in connection with the initial Tenant Improvement Work for the office space only to be performed under the Work Letter attached to the Lease as Exhibit X, which amount shall be amortized over the remaining months of the initial Lease Term at 8% per annum and repaid in monthly installments with the Basic Rent. Upon determination of the amount of the Additional Contribution, if any, Landlord shall memorialize same, together with the monthly repayment schedule, in writing and Tenant shall promptly acknowledge same.

IV. GENERAL.

A. Effect of Amendment. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

E. Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F. California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code,

Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the “CASp Report”) and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC, a Delaware limited liability company		AXONICS MODULATION TECHNOLOGIES, INC., a Delaware corporation

By	/s/ Steven M. Case	By	/s/ Dan Dearen
Steven M. Case		Printed Name Dan Dearen
Executive Vice President		Title COO & CFO

By	/s/ Holly McManus	By	/s/ Raymond W. Cohen
Holly McManus		Printed Name Raymond W. Cohen
Vice President, Operations		Title CEO
Office Properties

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